Exhibit 10.16
AMENDMENT NO. 1
to
December 12, 2005 Grant
of
Freestanding Stock-Settled Stock Appreciation Rights
On December 12, 2005 Ronald Langley was granted 838,356 freestanding stock-settled stock appreciation rights (“SARs”) pursuant to the PICO Holdings, Inc. 2005 Long-Term Incentive Plan.
The Grant states that the SARs have an expiration date of December 12, 2015. The Long-Term Incentive Plan states that persons eligible for grants are employees, consultants, and non-employee Directors.
Ronald Langley has announced his resignation as Chairman and as an employee of PICO Holdings, Inc. effective December 31, 2007. He will then remain on the Board as a non-employee Director at least through December 31, 2008.
Ronald Langley hereby agrees to amend the December 12, 2005 Grant by agreeing to exercise SARs on or before December 31, 2008. He agrees that after December 31, 2008 any unexercised SARs will be cancelled. No other provisions of the December 12, 2005 SAR Grant shall be changed by this Amendment No. 1.
Nothing in this Amendment No. 1 shall cause or have the effect of extending the exercise of SARs in a manner that would cause the SARs to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

AGREED:
/s/ Ronald Langley
Ronald Langley

Date: May 7, 2007

/s/ James F. Mosier
James F. Mosier
General Counsel and Secretary PICO Holdings, Inc.

Date: May 7, 2007